Corporate Communications
P: 615.269.8175

News Release
HEALTHCARE REALTY TRUST ANNOUNCES QUARTERLY DIVIDEND

NASHVILLE, Tennessee, May 3, 2022 - Healthcare Realty Trust Incorporated (NYSE:HR) today announced its common stock cash dividend in the amount of $0.31 per share, payable on May 27, 2022 to stockholders of record on May 16, 2022.

Healthcare Realty Trust is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. As of December 31, 2021, the Company owned 258 real estate properties in 23 states totaling 17.9 million square feet and had an enterprise value of approximately $6.6 billion, defined as equity market capitalization plus the principal amount of debt less cash. The Company provided leasing and property management services to 14.3 million square feet nationwide.

Additional information regarding the Company, including this quarter's operations, can be found at www.healthcarerealty.com. Please contact the Company at 615.269.8175 to request a printed copy of this information.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2021 under the heading "Risk Factors," and other risks described from time to time thereafter in the Company's SEC filings. Forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.

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